Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CLASSMATES MEDIA CORPORATION

CLASSMATES MEDIA CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

1.               The name of the Corporation is Classmates Media Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 3, 2007 under its current name (the “Original Certificate of Incorporation”).

2.               This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Section 245 of the DGCL. Pursuant to Sections 242 and 228 of the DGCL, the amendments and restatement set forth herein have been duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and the sole stockholder of the Corporation.

3.               Pursuant to Section 245 of the DGCL, this Certificate of Incorporation amends and integrates and restates the provisions of the Original Certificate of Incorporation.

4.               Upon the effectiveness of this Certificate of Incorporation pursuant to the DGCL, each share of the Corporation’s common stock, par value $0.0001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the effectiveness of this Certificate of Incorporation, will be automatically reclassified as and changed into four thousand eight hundred (4,800) shares of validly issued, fully paid and non-assessable Class B Common Stock authorized by Article IV of this Certificate of Incorporation (totaling forty eight million (48,000,000) shares of Class B Common Stock). Any stock certificate that, immediately prior to the effectiveness of this Certificate of Incorporation, represented shares of the Old Common Stock will, from and after the effectiveness of this Certificate of Incorporation, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Class B Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

The text of the Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Classmates Media Corporation.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

A.            The Corporation shall be authorized to issue five hundred million (500,000,000) shares of capital stock, of which (i) three hundred fifty million (350,000,000) shares shall be shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) one hundred million (100,000,000) shares shall be shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) fifty million (50,000,000) shares shall be shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

B.            The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of Preferred Stock in one or more series, and to fix for each such series the voting powers, if any, designations, preferences and the relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series, including, without limitation, the authority to provide for the following:

(i)            the designation of the series, which may be by distinguishing number, letter or title;

(ii)           the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(iii)          whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(iv)          the date or dates at which dividends, if any, shall be payable;

(v)           the redemption rights and price or prices, if any, for shares of the series;

(vi)          the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii)         the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii)        whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(ix)           restrictions on the issuance of shares of the same class or series or of any other series;

(x)            the voting rights, if any, of the holders of shares of the series; and

(xi)           such other powers, privileges, preferences and rights, and qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

C.            The voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of each class of Common Stock are as follows:

(i)            Except as otherwise set forth in this Certificate of Incorporation, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

(ii)           Subject to any rights of the holders of any series of Preferred Stock, and subject to the other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of Common Stock shall be entitled to receive such dividends and other distributions, in cash, stock of any entity or property of the Corporation, when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. No such dividend or distribution that is payable in shares of Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, may be made unless: (a) shares of Class A Common Stock are paid or distributed only in respect of Class A Common Stock, (b) shares of Class B Common Stock are paid or distributed only in respect of Class B Common Stock, (c) no such dividend or distribution is made in respect of the Class A Common Stock unless simultaneously also made in respect of the Class B Common Stock, (d) no such dividend or distribution is made in respect of the Class B Common Stock unless simultaneously also made in respect of the Class A Common Stock and (e) the number of shares of Class A Common Stock paid or distributed in respect of each outstanding share of Class A Common Stock is equal to the number of shares of Class B Common Stock paid or distributed in respect of each outstanding share of Class B Common Stock.

(iii)          Except as may be otherwise required by law or provided in this Certificate of Incorporation, and subject to any rights of the holders of any series of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class in connection with the election of directors and on all other matters submitted to a vote of stockholders of the Corporation. Except as may be otherwise required by law or provided in this Certificate of Incorporation, at every meeting of the stockholders of the Corporation, in connection with the election of directors and on all other matters submitted to a vote of stockholders of the Corporation, (A) every holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in such holder’s name on the transfer books of the Corporation, and (B) every holder of Class B Common Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the transfer books of the Corporation.

(iv)          In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock, and the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive the same amount per share in respect thereof. For purposes of this clause (iv), the voluntary sale, conveyance, lease, license, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other entities (whether or not the Corporation is the entity surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

(v)           In connection with any reorganization of the Corporation, any consolidation of the Corporation with one or more other entities or any merger of the Corporation with or into another entity, the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by the holders of each share of such other class of Common Stock. In the event that the holders of Class A Common Stock or of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with such merger or consolidation, the foregoing provision shall be deemed satisfied if holders of Class A Common Stock and holders of Class B Common Stock are granted substantially identical election rights.

(vi)          (a)           The holders of Class A Common Stock shall not be entitled to convert any share of Class A Common Stock into any other security of the Corporation or any other property.

(b)          Prior to the date of a Distribution (as defined in Article XII), the holders of Class B Common Stock shall be entitled to convert, at any time and from time to time, any share of Class B Common Stock into one (1) fully paid and non-assessable share of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates, if any, representing the shares of Class B Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, if any, into an equal number of shares of Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to sub-paragraph (i) below. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender. Following a Distribution, shares of Class B Common Stock shall no longer be convertible into shares of Class A Common Stock.

(c)           Prior to the date of a Distribution, upon any transfer by a UOL Group (as defined in Article XII) member (other than a transfer by a UOL Group member to another UOL Group member and other than in connection with a Distribution) of any share of Class B Common Stock, such share shall immediately and automatically (and without any action on the part of the holder or the Corporation) convert into one (1) fully paid and non-assessable share of Class A Common Stock; provided that no such conversion shall occur solely as a result of the pledge or hypothecation of, or existence of any other lien or encumbrance on, any share(s) of Class B Common Stock to secure a bona fide obligation; provided further that, in the event of the foreclosure on any such lien or encumbrance, such conversion shall automatically occur upon the occurrence of such foreclosure.

(d)           Following a Distribution, the Corporation may submit for stockholder approval, subject to the conditions set forth in this sub-paragraph (d), a proposal to convert all outstanding shares of Class B Common Stock into shares of Class A Common Stock; provided that the Corporation has previously received a favorable private letter ruling from the Internal Revenue Service, satisfactory to UOL in its sole and absolute discretion, to the effect that such conversion will not affect the intended tax treatment of the Distribution. Notwithstanding the provisions of Section C(iii) of this Article IV, at any meeting of stockholders at which such proposal is submitted to stockholders for approval, each holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in such holder’s name on the books of the Corporation. Subject to applicable law, approval of such conversion shall require approval by the affirmative vote of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, and neither class of Common Stock shall be entitled to a separate class or series vote. Such conversion shall be effective on the date on which such approval is given at a meeting of stockholders called for such purpose.

(e)           Prior to the date of a Distribution, each share of Class B Common Stock shall immediately and automatically (and without any action on the part of the holder or the Corporation ) convert into one (1) fully paid and non-assessable share of Class A Common Stock on the Operative Date (as defined in Article XII).

(f)            Prior to the date of a Distribution, each share of Class B Common Stock held by a UOL Group member (other than UOL) shall immediately and automatically (and without any action on the part of the holder or the Corporation) convert into one (1) fully paid and non-assessable share of Class A Common Stock on the date that such UOL Group member (other than UOL) ceases to be a UOL Group member.

(g)           The Corporation shall provide notice of any automatic conversion of shares of Class B Common Stock to holders of record of such shares of Class B Common Stock as soon as practicable following such conversion; provided that the Corporation may satisfy such notice requirements by providing such notice prior to such conversion. Such notice shall be provided by any means then permitted by the DGCL; provided further that any failure to give such notice or any defect therein shall not affect the validity of the automatic conversion of any shares of Class B Common Stock. Each such notice shall, as appropriate, (1) state the automatic conversion date; (2) identify the shares of Class B Common Stock that are automatically converted; and (3) indicate the place or places where certificates, if any, for such shares may be surrendered in exchange for certificates, if any, representing Class A Common Stock, or the method by which book-entry interest in the Class A Common Stock may be obtained in exchange for such certificates in respect of shares of Class B Common Stock.

(h)           Immediately upon conversion of shares of Class B Common Stock in the manner provided in this Article IV, the rights of the holders of shares of Class B Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of shares of Class A Common Stock; provided that if the date on which any share of Class B Common Stock is converted into Class A Common Stock is after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend and prior to the date on which such dividend is to be paid to such holders, the holder of the Class A Common Stock issued upon the conversion of such converted share of Class B Common Stock will be entitled to receive such dividend on such payment date; provided further that to the extent that such dividend is payable in shares of Class B Common Stock, no such shares of Class B Common Stock shall be issued in payment thereof and such dividend shall instead be paid by the issuance of an equal number of shares of Class A Common Stock.

(i)            The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock.

(j)            The issuance of certificates, if any, for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the Person (as defined in Article XII) or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(k)           The Corporation shall not reissue or resell any shares of Class B Common Stock that are converted into shares of Class A Common Stock or that are acquired by the Corporation in any other manner. The Corporation shall, from time to time, take such appropriate action as may be necessary to retire such shares and to reduce the authorized number of shares of Class B Common Stock accordingly.

(vii)         The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class or series of the Corporation, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock of the Corporation.

(viii)        No stockholder shall be entitled to exercise any right of cumulative voting.

ARTICLE V

CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST

A.            This Article V anticipates the possibility that (i) the Corporation will not be a Wholly-Owned Subsidiary (as defined in Article XII) of UOL and that a member of the UOL Group may be a controlling, majority or significant stockholder of the Corporation, (ii) certain UOL Group Officials (as defined in Article XII) may also serve as Corporation Officials (as defined in Article XII), (iii) the Corporation and the UOL Group may, from time to time, (a) engage in the same, similar or related activities or lines of business or other business activities that overlap or compete with those of the other and (b) have an interest in the same areas of corporate opportunities, and (iv) benefits may be derived by the Corporation through its continued contractual, corporate and business relations with the UOL Group. The provisions of this Article V shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation and Corporation Officials as they may involve the UOL Group, and the powers, rights, duties and liabilities of the Corporation and Corporation Officials in connection therewith.

B.         No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Corporation or its Subsidiaries (as defined in Article XII), on the one hand, and the UOL Group, on the other hand, shall be void or voidable solely for the reason that a member of the UOL Group is a party thereto. If the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), and the Board of Directors or such committee in good faith authorizes the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) by the affirmative vote of a majority of the disinterested directors, even though less than a quorum, the UOL Group (i) shall have fully satisfied and fulfilled any duties to the Corporation and its stockholders with respect thereto; (ii) shall not be liable to the Corporation or its stockholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction; (iii) shall be deemed to have acted in good faith and in a manner it reasonably believed to be in and not opposed to the best interests of the Corporation; and (iv) shall be deemed not to have breached any duties of loyalty to the Corporation and its stockholders and not to have received an improper personal gain therefrom. Directors of the Corporation who are also directors or officers of a member of the UOL Group may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract, agreement, arrangement or transaction.

C.            Except as otherwise agreed in writing between the Corporation and UOL, the UOL Group shall, to the fullest extent permitted by law, have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation, (ii) doing business with any client, customer or vendor of the Corporation or (iii) employing or otherwise engaging or soliciting for such purpose any officer, director or employee of the Corporation. To the fullest extent permitted by law, the UOL Group shall not be deemed to have breached its fiduciary duties, if any, to the Corporation, or its stockholders, solely by reason of engaging in any activity described in such clauses (i) through (iii). Subject to Section D(iii), a member of the UOL Group is offered, or acquires knowledge of, a potential transaction or business opportunity or originates a business opportunity that is or may be a corporate opportunity for the Corporation, the Corporation, on behalf of itself and each of its Subsidiaries, to the fullest extent permitted by law, renounces any interest or expectancy in such potential transaction or business opportunity and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to the Corporation. In the case of any potential transaction or business opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, the UOL Group shall, to the fullest extent permitted by law, not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a direct or indirect stockholder of the Corporation by reason of the fact that a member of the UOL Group pursues, originates or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person or entity, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation.

D.            (i)            If a Corporation Official who is also a UOL Group Official is offered, originates, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for the Corporation, the Corporation, on behalf of itself and its

Subsidiaries, to the fullest extent permitted by law except as provided in clause (iii) of this Section D, renounces any interest or expectancy in such potential transaction or business opportunity and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to the Corporation.

(ii)           If a Corporation Official who is also a UOL Group Official is offered, originates, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for the Corporation, such Corporation Official shall have no duty to communicate or present such potential transaction or business opportunity to the Corporation and shall, to the fullest extent permitted by law, not be liable to the Corporation, or its stockholders, for breach of any fiduciary duty as a Corporation Official including without limitation by reason of the fact that a member of the UOL Group pursues, originates or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person or entity, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation. In the event that such Corporation Official takes any action that is expressly contemplated by this Article V, such Corporation Official shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation, including without limitation, for the purposes of Article X and the other provisions of this Certificate of Incorporation and shall be deemed not to have breached such person’s duty of loyalty to the Corporation or its stockholders, if applicable, or to have derived an improperly personal economic gain therefrom, including without limitation, for purposes of Article X and the other provisions of this Certificate of Incorporation.

(iii)          Notwithstanding anything to the contrary in this Section D, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is expressly offered to any Corporation Official solely in his or her capacity as a Corporation Official.

The provisions of this Section D are not intended to be an allocation of corporate opportunities between the Corporation and the UOL Group or an exhaustive statement of corporate opportunities which may be available to the Corporation, pursuit of which shall be in accordance with this Certificate of Incorporation and applicable law.

E.             In addition to, and notwithstanding the foregoing provisions of this Article V, a potential transaction or business opportunity (i) that the Corporation is not financially able, contractually permitted or legally able to undertake, or (ii) that is, from its nature, not in the line of the Corporation’s business, is of no practical advantage to the Corporation or that is one in which the Corporation has no interest or reasonable expectancy, shall not, in any such case, be deemed to constitute a corporate opportunity belonging to the Corporation, and the Corporation, on behalf of itself and its Subsidiaries, to the fullest extent permitted by law, hereby renounces any interest therein.

F.             Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article V.

G.            Anything in this Certificate of Incorporation to the contrary notwithstanding, the provisions of Sections C, D and E of this Article V shall automatically terminate, expire and have no further force and effect from and after the occurrence of both (a) the Operative Date and (b) the date on which no Corporation Official is also a UOL Group Official. Neither the alteration, amendment, termination or repeal of this Article V nor the adoption of any provision inconsistent with this ArticleV shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V would accrue or arise, prior to such alteration, amendment, termination, repeal or adoption.

H.            No amendment or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any UOL Group Official or Corporation Official for or with respect to any corporate opportunity that such UOL Group Official or Corporation Official was originated or offered, or of which such UOL Group Official or Corporation Official acquired knowledge, prior to such amendment or repeal.

I.              Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of at least 66 2/3% of the total voting power of the Voting Stock (as defined in Article XII) shall be required to amend, alter, change or repeal this Article V or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article V.

ARTICLE VI

CONSENT OF HOLDERS OF CLASS B COMMON STOCK

A.            In addition to any other vote required by law or by this Certificate of Incorporation, prior to the Operative Date, the prior affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock, voting separately as a class, shall be required to authorize:

(i)            the Corporation to consolidate or merge with or into any Person;

(ii)           any Significant Subsidiary (as defined in Article XII) to consolidate or merge with or into any Person (other than a consolidation or merger of a Wholly-Owned Subsidiary of the Corporation with or into the Corporation or with or into another Wholly-Owned Subsidiary of the Corporation);

(iii)          the Corporation or any Subsidiary of the Corporation to issue any Stock or any Stock Equivalents (each as defined in Article XII) that would cause (x) the UOL Group to own less than 50.1% of the shares of the Voting Stock or (y) the UOL Group to own less than 80.1% of the total voting power of the Voting Stock;

(iv)          the Corporation or any Subsidiary of the Corporation to directly or indirectly create, incur, assume, guarantee or otherwise be or become liable with respect to Indebtedness (as defined in Article XII) (including Indebtedness of any entity acquired by the Corporation or any Subsidiary of the Corporation) in excess of $150 million outstanding at any one time, excluding Indebtedness owed to UOL;

(v)           the Corporation or any Significant Subsidiary to sell, exchange, transfer or otherwise dispose of all, or substantially all, of its assets, with or without goodwill; or

(vi)          the Corporation or any Significant Subsidiary to dissolve, liquidate or wind up.

B.            The Corporation shall not undertake any action or conduct that would have the effect of indirectly engaging the Corporation in activities that the provisions of this Article VI would otherwise prohibit.

C.            Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VI.

D.            Neither the alteration, amendment or repeal of this Article VI nor the adoption of any provision inconsistent with this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

E.             Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of at least 66 2/3% of the total voting power of the Voting Stock shall be required to amend, alter, change or repeal this Article VI or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article VI.

ARTICLE VII

BOARD OF DIRECTORS

A.            Subject to any rights of the holders of any series of Preferred Stock, the number of directors of the Corporation shall be fixed from time to time by the Board of Directors.

B.            Elections of the members of the Board of Directors shall be held annually at the annual meeting of stockholders, and each member of the Board of Directors shall hold office until such director’s successor is elected and qualified, subject to such director’s earlier death, resignation or removal. Elections of the members of the Board of Directors need not be by written ballot unless the Bylaws (as defined in Article XII) shall so provide.

C.            Subject to any rights of the holders of any series of Preferred Stock, the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, shall be entitled to elect the members of the Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. No director shall be a member of more than one class of directors. The term of the initial Class I directors shall terminate on the date of the 2008 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2009 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2010 annual meeting of stockholders or, in each case, upon such director’s earlier death, resignation or removal. At each succeeding annual meeting of stockholders beginning in 2008, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until their successors are duly elected and qualified or until such director’s earlier death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the death, resignation or removal of a director shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.

D.            Subject to any rights of the holders of any series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation or removal may be filled by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director; provided that, prior to the Operative Date, if such vacancy was caused by an action of the stockholders, such vacancy shall be filled by vote of the holders of at least a majority of the total voting power of the Voting Stock, pursuant to the procedures set forth in Section C of this Article VII. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

E.             Subject to any rights of the holders of any series of Preferred Stock, prior to the Operative Date, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote or written consent of holders of at least a majority of the total voting power of the Voting Stock. After the Operative Date and subject to any rights of the holders of any series of Preferred Stock, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least 66 2/3% of the total voting power of Voting Stock.

F.             Advance notice of stockholder nominations for the election of directors and stockholder proposals for business to be conducted at any meeting of stockholders shall be given in the manner provided in the Bylaws.

G.            The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws.

H.            Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of at least 66 2/3% of the total voting power of the Voting Stock shall be required to amend, alter, change or repeal this Article VII or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article VII.

ARTICLE VIII

STOCKHOLDER ACTION

A.            Any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided that, subject to any rights of the holders of any series of Preferred Stock, from and after the date that members of the UOL Group cease to beneficially own in the aggregate at least a majority of the total voting power of the Voting Stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

B.            Subject to any rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation, for any purpose or purposes, may be called only by (i) UOL (so long as members of the UOL Group beneficially own in the aggregate at least a majority of the total voting power of the Voting Stock), (ii) the Chairman of the Board of Directors or (iii) the Board of Directors pursuant to a resolution adopted by a majority of directors then in office. No business other than that stated in the notice of a special meeting of stockholders shall be transacted at such special meeting.

C.            Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of at least 66 2/3% of the total voting power of the Voting Stock shall be required to amend, alter, change or repeal this Article VIII or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article VIII.

ARTICLE IX

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Bylaws of the Corporation. The Bylaws of the Corporation may also be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the Voting Stock.

ARTICLE X

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal or legal representatives; provided that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article X shall include the right to have paid by the

Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of at least 66 2/3% of the total voting power of the Voting Stock shall be required to amend, alter, change or repeal this Article X, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article X.

ARTICLE XI

SECTION 203 OF THE GENERAL CORPORATION LAW

For so long as UOL is an “interested stockholder” (as defined in Section 203 of the DGCL) of the Corporation, the Corporation elects not to be governed by Section 203 of the DGCL. At such time as UOL is no longer an interested stockholder (the “Section 203 Triggering Time”), the Corporation elects to be governed by Section 203 of the DGCL. The Corporation shall make a public announcement of the Section 203 Triggering Time promptly following the Section 203 Triggering Time; provided that the failure to make any such public announcement shall not prevent or delay the Section 203 Triggering Time.

ARTICLE XII

CERTAIN DEFINITIONS

For purposes of this Certificate of Incorporation:

“beneficial owner” and “beneficial ownership” have the meaning ascribed to such terms in Rule 13d-3 under the Securities Act of 1933, as amended, but shall not include shares of Common Stock beneficially owned by any UOL Group member but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an affiliate of a UOL Group member being a sponsor or advisor of a mutual or similar fund that beneficially owns shares of Common Stock.

“Bylaws” means the amended and restated bylaws of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Corporation Official” means each person who is a director or an officer (or both) of the Corporation and/or its Subsidiaries.

“Distribution” means a distribution by UOL of Common Stock (and Preferred Stock, if any) of the Corporation or common stock (and preferred stock, if any) of a Person that is a successor to the Corporation to holders of common stock of UOL intended to qualify as a tax-free distribution under Section 355 of the Code.

“Indebtedness” means, with respect to any Person, any liability of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments and shall also include (a) any liability of such Person under any agreement related to the fixing of interest rates on any Indebtedness and (b) any capitalized lease obligations of such Person (if and to the extent the same would appear on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles).

“Operative Date” means the first date on which members of the UOL Group cease to beneficially own in the aggregate (i) at least a majority of the total voting power of the Voting Stock and (ii) at least 33 1/3% of the number of shares of Voting Stock.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Significant Subsidiary” means, as of any date of determination, a Subsidiary of the Corporation that would constitute a “significant subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X of the Securities and Exchange Commission.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or business trust, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, and all voting debt.

“Subsidiary” of any Person means a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profits interest, in the case of a partnership.

“UOL” means United Online, Inc., a Delaware corporation, and all successors to United Online, Inc. by way of merger, consolidation or sale of substantially all of its assets.

“UOL Group” means the affiliated group (within the meaning of Section 1504(a) of the Code), or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which UOL is the common parent corporation, excluding the Corporation and its Subsidiaries.

“UOL Group Official” means each person who is a director or an officer (or both) of a member of the UOL Group.

“Voting Stock” means all classes of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors.

“Wholly-Owned Subsidiary” means each Subsidiary of a Person in which such Person owns (directly or indirectly) all of the outstanding voting Stock, voting power, partnership interests or similar ownership interests, except for director’s qualifying shares in nominal amount.

ARTICLE XIII

AMENDMENTS TO CERTIFICATE OF INCORPORATION

Except as otherwise provided in this Certificate of Incorporation, the Corporation reserves the right to amend and repeal any provisions contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights of stockholders shall be subject to this reservation.

IN WITNESS WHEREOF, the Corporation has executed this Amended and Restated Certificate of Incorporation on this 7th day of November, 2007.

By:	/s/ Frederic A. Randall, Jr.
	Name:	Frederic A. Randall, Jr.
	Title:	Executive Vice President, General Counsel and Secretary